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Exhibit 99.(a)(1)(M)

        (Communicated to be in email format)

        For Legal Notification Purposes—Amendment to the Offer of Restricted Stock Upon Surrender for Cancellation of Outstanding Options to Purchase Common Stock Granted Before April 19, 2004 Having an Exercise Price of $7.42 or More Per Share, dated December 14, 2005

        In response to comments from the U.S. Securities and Exchange Commission, we have amended the Offer of Restricted Stock Upon Surrender for Cancellation of Outstanding Options to Purchase Common Stock Granted Before April 19, 2004 Having an Exercise Price of $7.42 or More Per Share, dated December 14, 2005.

        This document has been posted to the Company's website at www.mosysinc.com.

        In addition, the amendments do not alter any of the terms of the Offer.

        As a reminder, the deadline to make or change your election is midnight, pacific time, on Friday, January 13, 2006.

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  Exhibit 99.(a)(1)(M)